Filed Pursuant to Rule 433
Registration No. 333-134553

FX Basket-Linked Note
(“BRIC Leveraged Appreciation Basket”)	Preliminary Terms and Conditions

January 30, 2007
100% Principal-Protected	Contact: +1 (212) 526 5641

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Summary Description

This note allows an investor to hold a long position in the Brazilian Real (BRL), Russian Ruble (RUB), Indian Rupee (INR) and Chinese Renminbi (CNY) and a short position in the U.S. Dollar (USD) via a single basket consisting of these long and short currencies (with the long currencies having a positive weighting in the basket and the short currency having a negative weighting in the basket). If the Basket Value, which is linked to the performance of the long currencies vs. the USD, is greater than zero on the Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the notes plus an additional return equal to the principal amount of the notes multiplied by the product of [450%] (the Leverage) and the appreciation in the Basket Value (that is, the amount by which the Basket Value exceeds zero). If the Basket Value on the Valuation Date is less than or equal to zero, then the investor will receive at maturity only the principal amount of the notes, with no additional return. The notes do not bear interest and are 100% principal protected if held to maturity.

Issuer	Lehman Brothers Holdings Inc. (A1, A+, A+)

Issue Size	USD [TBD]

Issue Price	100%

Principal Protection	100%

Trade Date	[TBD]

Issue Date	Trade Date + [4] Business Days

Valuation Date

Maturity Date - [4] Valuation Business Days; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described in “Disruption Events” below).

Maturity Date	Issue Date + [3] Years

Reference Currencies	Brazilian Real (BRL), Russian Ruble (RUB), Indian Rupee (INR) and Chinese Renminbi (CNY)

Reference Exchange Rates	The spot exchange rates for each of the Reference Currencies quoted against the U.S. dollar expressed as number of units of the Reference Currency per USD 1.

Leverage	[450%]

Redemption Amount	A single U.S. dollar payment on the Maturity Date equal to the principal amount of each note plus the Additional Amount, if any

Additional Amount	A single U.S. dollar amount equal to the principal amount of each note multiplied by:

Leverage * Basket Value

provided that the minimum Additional Amount payable on the notes shall be zero.

Basket Value	The sum of the following quotients in respect of the USD and each Reference Currency:

Initial Currency Amount
Settlement Rate

Initial Currency Amount	The Initial Currency Amount for the USD and each Reference Currency is as set forth below:

	Currency	Initial Currency Rate	Weighting	Initial Currency Amount
	BRL	TBD	20%	TBD
	RUB	TBD	30%	TBD
	INR	TBD	20%	TBD
	CNY	TBD	30%	TBD
	USD	TBD	-100%	TBD

Where Initial Currency Amount = Weighting * Initial Currency Rate

The Initial Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the Calculation Agent on the Trade Date in accordance with the Settlement Rate Option. The Initial Currency Rate for the USD is 1.

Settlement Rate

For each Reference Currency, the Reference Exchange Rate on the Valuation Date, determined in accordance with the Settlement Rate Option (subject to the occurrence of a Disruption Event). The Settlement Rate for the USD shall be 1.

Settlement Rate	Reference Currency	Screen Reference		Valuation Business Day
Option and Valuation	BRL	BRFR		Brazilia, Rio de Janiero or São Paulo
Business Day:	RUB	EMTA		Moscow
	INR	RBIB		Mumbai
	CNY	SAEC		Beijing

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the prospectus supplement dated May 30, 2006 for the issuer’s Medium Term Notes, Series I.

Business Day	New York

Business Day Convention	Following

Disruption Events	If a Disruption Event relating to one or more Reference Currencies is in effect on the scheduled Valuation Date,the Calculation Agent will calculate the Basket Value using:

	•	for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation

Date, the Settlement Rate on the scheduled Valuation Date, and

•

for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with “Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the prospectus supplement dated May 30, 2006, for the issuer’s Medium Term Notes, Series I).

A “Disruption Event” means any of the following events with respect to a Reference Currency, as determined in good faith by the Calculation Agent:

(A)

the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible the delivery of USD from accounts inside the Reference Currency Jurisdiction for that Reference Currency to accounts outside that Reference Currency Jurisdiction;

	(B)	the occurrence of any event causing the Reference Exchange Rate for the Reference Currency to be split into dual or multiple currency exchange rates; or

(C)

the Settlement Rate being unavailable for the Reference Currency, or the occurrence of an event (i) in the Reference Currency Jurisdiction for that Reference Currency that materially disrupts the market for the Reference Currency or (ii) that generally makes it impossible to obtain the Settlement Rate for the Reference Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency.

Calculation Agent	Lehman Brothers Inc.

Underwriter	Lehman Brothers Inc.

Identifier	ISIN: [TBD]

CUSIP: [TBD]

Settlement System	DTC

Denominations	USD 1,000 and whole multiples of USD 1,000

Issue Type	US MTN

United States Federal Income Tax Treatment

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006.

Historical Exchange Rates

The following charts show the spot exchange rates for each Reference Currency at the end of each week in the period from the week ending January 25, 2004 through the week ending January 28, 2007 using historical data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The spot exchange rates are expressed as the amount of U.S. dollars per Reference Currency to show the appreciation or depreciation, as the case may be, of the Reference Currency against the U.S. dollar. The spot exchange rates used to calculate the Basket Value are expressed as the amount of Reference Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.  The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Value or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Hypothetical Redemption Amount Payment Examples

The following payment examples for this note shows scenarios for the Redemption Amount payable at maturity of the notes, including scenarios under which an Additional Amount will or will not be payable, based on hypothetical values for the Initial Currency Rates for the Reference Currencies (which are determined on the Trade Date) and for the Settlement Rates (which are determined on the Valuation Date), and consequently of the Basket Value.  The Initial Currency Rate and Settlement Rate values for the Reference Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.  The following examples also assume Leverage of 450%; the actual Leverage for the notes will likewise be determined on the Trade Date.

Example 1: BRL, RUB, INR and CNY each appreciate relative to their Initial Currency Rates, resulting in a Basket Value of 0.0790, which is greater than zero, and therefore an Additional Amount of 35.54% (equal to the Basket Value times the Leverage of 450%), and a Redemption Amount of 135.54%, times the principal amount of the notes.

Reference Currency	Hypothetical Initial Currency Rate (on Trade Date)	Weighting	Hypothetical Initial Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Hypothetical Initial Currency Amount Divided by Hypothetical Settlement Rate
BRL	2.1335	20%	0.4267	2.0268	0.2105
RUB	26.5380	30%	7.9614	24.4150	0.3261
INR	44.0400	20%	8.8080	40.0764	0.2198
CNY	7.78	30%	2.3328	7.23	0.3226
USD	1.0000	-100%	-1.0000	1.0000	-1.0000

Basket Value =	0.0790
Leverage =	450%
Additional Amount =	35.54%
Redemption Amount =	135.54%

Example 2: BRL, RUB, INR and CNY  each depreciate relative to their Initial Currency Rates, resulting in a Basket Value of -0.0911 and, because the Basket Value is less than 0, an Additional Amount of zero and a Redemption Amount of 100% (the return of principal invested, with no additional return).

Reference Currency	Hypothetical Initial Currency Rate (on Trade Date)	Weighting	Hypothetical Initial Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Hypothetical Initial Currency Amount Divided by Hypothetical Settlement Rate
BRL	2.1335	20%	0.4267	2.2402	0.1905
RUB	26.5380	30%	7.9614	29.1918	0.2727
INR	44.0400	20%	8.8080	50.2056	0.1754
CNY	7.78	30%	2.3328	8.63	0.2703
USD	1.0000	-100%	-1.0000	1.0000	-1.0000

Basket Value =	-0.0911
Additional Amount =	0.00%
Redemption Amount =	100.00%

Example 3:  BRL  and RUB, appreciate relative to their Initial Reference Currency Rates while INR, and CNY depreciate relative to their Initial Currency Rates, resulting in a Basket Value of 0.0252, which is greater than zero, and therefore an Additional Amount of 11.32% (equal to the Basket Value times the Leverage of 450%), and a Redemption Amount of 111.32%, times the principal amount of the notes.

Reference Currency	Hypothetical Initial Currency Rate (on Trade Date)	Weighting	Hypothetical Initial Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Hypothetical Initial Currency Amount Divided by Hypothetical Settlement Rate
BRL	2.1335	20%	0.4267	1.8348	0.2326
RUB	26.5380	30%	7.9614	23.3534	0.3409
INR	44.0400	20%	8.8080	50.6460	0.1739
CNY	7.78	30%	2.3328	8.40	0.2778
USD	1.0000	-100%	-1.0000	1.0000	-1.0000

Basket Value =	0.0252
Leverage =	450%
Additional Amount =	11.32%
Redemption Amount =	111.32%

Example 4: INR and CNY appreciate relative to their Initial Currency Rates while BRL and RUB, depreciate relative to their Initial Currency Rates, resulting in a Basket Value of -0.0038, and, because the Basket Value is less than 0, an Additional Amount of zero and a Redemption Amount of 100% (the return of principal invested, with no additional return).

Reference Currency	Hypothetical Initial Currency Rate (on Trade Date)	Weighting	Hypothetical Initial Currency Amount	Hypothetical Settlement Rate (on Valuation Date)	Hypothetical Initial Currency Amount Divided by Hypothetical Settlement Rate
BRL	2.1335	20%	0.4267	2.4535	0.1739
RUB	26.5380	30%	7.9614	30.2533	0.2632
INR	44.0400	20%	8.8080	42.7188	0.2062
CNY	7.78	30%	2.3328	6.61	0.3529
USD	1.0000	-100%	-1.0000	1.0000	-1.0000

Basket Value =	-0.0038
Additional Amount =	0.00%
Redemption Amount =	100.00%